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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     WI-LAN, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     Suite 300, 801 Manning Road
--------------------------------------------------------------------------------
                                    (Street)

     Calgary, Alberta         Canada                  T2E 8J5
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     Digital Transmission Systems, Inc.
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Year

     6/2000
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5.   If Amendment, Date of Original (Month/Year)

================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/29/00        C               578,898     A       $1.00                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/29/00        C                41,371     A       $5.25                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/29/00        C               190,000     A       $1.00                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/29/00        C                 6,449     A       $5.25                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/29/00        C               657,559     A       $5.90(1)  5,222,436    D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
                                                                          (Over)
                                                                 SEC 1474 (3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
10% Subordinated
Convertible
Debentures          $1.00    6/29/00   C               $578,898 Immed.   01/07/03 Common Stock   578,898        $221,102   D
------------------------------------------------------------------------------------------------------------------------------------
Accrued Interest on
10% Subordinated
Convertible
Debentures          $5.25    6/29/00   C               $217,199                   Common Stock    41,371        N/A        D
------------------------------------------------------------------------------------------------------------------------------------
10% Subordinated
Convertible
Debentures          $1.00    6/29/00   C               $190,000 Immed.   9/25/02  Common Stock   190,000        $500,000   D
------------------------------------------------------------------------------------------------------------------------------------
Accrued Interest on
10% Subordinated
Convertible
Debentures          $5.25    6/29/00   C               $33,856                    Common Stock     6,449        N/A        D
------------------------------------------------------------------------------------------------------------------------------------
(1)
====================================================================================================================================

Explanation of Responses:

(1) As described in the Amendment No. 1 to the Statement on Schedule 13D filed by the filing person with respect to shares of the Common Stock of the issuer (as amended, the "Statement"), on June 19, 2000, the filing person acquired the Remaining Merger Consideration (as defined in the Statement) and on August 31, 2000 the filing person acquired the Additional Remaining Merger Consideration (as defined in the Statement). On June 29, 2000, the filing person converted $3,879,600 of the Remaining Merger Consideration into 657,559 shares of Common Stock at an effective conversion price of $5.90 per share. There is currently $2,220,400 of the Remaining Merger Consideration outstanding and the Additional Remaining Merger Consideration is also outstanding, each of which may be paid in cash or shares of Common Stock, however, as it can not be determined if such outstanding amount will be paid in shares of common stock, pursuant to Rule 16a-1(c) under the Securities and Exchange Act of 1933, as amended, the filing person is not reporting beneficial ownership with respect to any shares of Common Stock that may be payable with respect to such outstanding portion of the Remaining Merger Consideration or Additional Remaining Merger Consideration.

          /s/ Peter Kinash                                  November 13, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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